EXHIBIT 99.1

FOR:              RSL COMMUNICATIONS, LTD.

CONTACT:          Financial Community:    Jim Magrone
                                          (212) 891-7442
                  News Media:             Alan Garratt
                                          (212) 891-7450

                                                           FOR IMMEDIATE RELEASE

           RSL COMMUNICATIONS, LTD. REPORTS THIRD QUARTER 1999 RESULTS
                                    - - - - -
                       POSITIVE EBITDA FOR THE FIRST TIME
                                  $2.1 Million
                                  (Normalized)

      Hamilton, Bermuda & New York, NY - October 29, 1999 - RSL Communications, Ltd. (NASDAQ: RSLC) today announced record results for the third quarter and first nine months of 1999.

      Consolidated revenues for the third quarter 1999 were $368.8 million, compared to $367.7 million for the second quarter 1999 and $265.9 million for the third quarter 1998.

      Normalized EBITDA(1) for the third quarter 1999 was $2.1 million, which included normalized EBITDA(1) of $7.7 million from operations in Europe. This marks the first quarter in the company's history that consolidated EBITDA was positive.

      Itzhak Fisher, President and Chief Executive Officer of RSL COM said, "I am very proud to report positive consolidated EBITDA for the first time. We achieved this milestone a short two years after our IPO despite startup investments in Latin America and Asia as well as expenses attributable to growing the marketing and product development for deltathree.com. Our business in Europe is very strong, with sequential revenues up 5%, despite the traditionally slow summertime vacation period. While revenues were down 10% sequentially in the United States, the decline was, as expected, primarily from the low margin prepaid and discontinued telemarketing businesses."

      "Our reorganization is being successfully implemented on schedule, with centralized global network and product development organizations aggressively moving forward to capture the expected benefits of scale and scope. Our integrated solutions strategy is moving along on target, with 7 countries offering broadband data products now or by the end of this year, and in all 14 markets in Europe by the end of the first quarter 2000. We have fiber optic national networks in the USA, Canada, Mexico, Finland, France, and Germany, and are deploying fiber in the U.K. and Spain. And, we plan to interconnect all of our European operations with fiber by early next year. This opens up exciting growth opportunities in data, allows us to bundle voice and data products and lower our cost structure," said Donald R. Shassian, Chief Operating Officer.

      Revenues from operations in Europe, RSL COM's largest market segment, were $187.0 million in the third quarter 1999, compared to $178.3 million for the second quarter 1999, a gain of 4.9%, and more than double the $84.7 million recorded in the third quarter 1998. Revenues from operations in North America were $132.8 million in the third quarter 1999, compared to $145.2 million in the second quarter 1999, a decline of 8.5%, and $145.9 million in the third quarter 1998, a decline of 9.0%. Revenues from operations in Asia/Pacific were $47.5 million in the third quarter 1999, compared to $43.3 million in the second quarter 1999, a gain of 9.8%, and $35.2 million in the third quarter 1998, up 35.2%. Revenues from operations in Latin America and deltathree.com represented the balance.

      Operations in Europe contributed 50.7% of consolidated revenues in the third quarter 1999 compared to 48.5% in the second quarter 1999 and 31.9% in the third quarter 1998. RSL COM has successfully shifted more than half of its revenue stream to the higher growth and higher margin European market. Revenues from operations in North America were 36.0% of consolidated revenues in the third quarter 1999 versus 39.5% in the second quarter 1999 and 54.8% in the third quarter last year. Revenues from operations in Asia/Pacific were 12.9% of consolidated revenues in the third quarter 1999 versus 11.8% in the second quarter 1999 and 13.2% in third quarter 1998. Revenues from operations in Latin America and deltathree.com represented the balance.

      Revenues from higher margin retail customers represented 43.3%, mobile was 26.9%, wholesale was 17.8% and prepaid card was 12.0% of consolidated revenues in the third quarter 1999. This compares favorably to the second quarter 1999, when retail revenues were 42.3%, mobile 24.8%, wholesale 18.5% and prepaid card 14.4% of consolidated revenues. In the third quarter last year, retail revenues were 46.2%, mobile 19.3%, wholesale was 21.1% and prepaid card was 13.4% of consolidated revenues.

      The company had previously announced a special charge of approximately $32.1 million, primarily for consolidating locations, streamlining operations, discontinuing certain prepaid calling card plans and exiting the telemarketing business. These expenses appear in the accompanying third quarter 1999 income statement as $30.1 million in the Special Charge line item and $2.0 million in the Cost of Services line item. Additionally, the company recorded non-cash compensation expense of $2.7 million relating to stock incentive awards previously granted to employees, primarily at deltathree.com. Upon successful completion of deltathree.com's planned initial public offering, RSL COM will be required to record additional non-cash compensation expense.

      Cost of services in the third quarter 1999 was $256.1 million (including $2.0 million of the special charge recorded this quarter), down 0.9% from $258.5 million in the second quarter 1999. The decline in cost of services is primarily due to a deemphasis of high cost products and the termination of operating leases for certain facilities. Compared to the third quarter 1998, cost of services is up 21.8% from $210.3 million, primarily due to strong growth in minutes.

      The consolidated gross margin percentage(2) was 30.6% as reported in the third quarter 1999, and normalized was 31.1% (excluding the impact of the special charge), compared to 29.7% in the second quarter 1999 and 20.9% in the third quarter 1998. RSL COM's European operations showed continued gains in profitability, with a normalized gross margin of 37.8% in the third quarter 1999, compared to 36.3% in the second quarter 1999, and 21.8% in the third quarter 1998.

      Selling, general and administrative expense, which excludes the special charge and non-cash compensation charge, was $112.6 million in the third quarter 1999, compared to $113.1 million in the second quarter, and $67.7 million in the third quarter last year. SG&A expense in the third quarter 1999 declined slightly, primarily due to the summer vacation period and a reduction in staff and consolidation of office space.

      The Company's normalized EBITDA(1) was $2.1 million in the third quarter 1999, excluding the $32.1 million special charge and the $2.7 million of non-cash compensation expense incurred primarily by deltathree.com. In the second quarter 1999, EBITDA was negative $3.9 million, excluding a $2.9 million non-cash compensation charge. In the third quarter 1998, EBITDA was negative $12.1 million. Net loss in the third quarter 1999 was $118.9 million, compared to a loss of $72.9 million in the second quarter 1999 and a net loss of $58.9 million in the third quarter last year. The increase in the Company's net loss was primarily due to the special charge and non-cash compensation expense, as well as higher interest, depreciation and amortization expense relative to prior periods.

Nine Months Results

      Consolidated revenues for the first nine months of 1999 were $1,076.8 million, compared to $564.1 million in the same period of 1998, up 91%. Revenues from operations in Europe were $517.4 million, or 48.0% of consolidated, for the first nine months of 1999, compared to $168.7 million, or 29.9% of consolidated, for the same period in 1998. Revenues from operations in North America were $426.4 million, or 39.6% of consolidated, for the first nine months of 1999, compared to $304.8 million, or 54.0% of consolidated, in the same period in 1998. Revenues from operations in Asia/Pacific were $129.8 million, or 12.1% of consolidated, for the first nine months of 1999, compared to $89.2 million, or 15.8% of consolidated, for the same period last year. Revenues from operations in Latin America and deltathree.com represented the balance.

      For the first nine months of 1999, the normalized EBITDA(1) loss was $9.7 million, excluding the special charges in the third quarter and the non-cash compensation charges recorded in the second and third quarters, compared to a $45.6 million EBITDA loss in the same period in 1998. Net loss for the first nine months of 1999 was $248.7 million, compared to $135.5 million before an extraordinary charge in 1998.

      At September 30, 1999, the Company had $295.9 million of cash and marketable securities available and total assets were $1.8 billion.

      RSL Communications, Ltd., is a global integrated communications provider with operations on 4 continents in 21 countries that account for 75 percent of the world's telecommunications traffic. The company provides international services, including long distance, calling card, private line and other data services, value-added and Internet-based services for businesses, consumers and other carriers worldwide. RSL COM also owns deltathree.com, the world's largest provider of international voice over Internet protocol with 45 points of presence in 29 countries.

This press release contains forward looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. For a detailed discussion of these cautionary statements, risk factors and uncertainties, please refer to the Company's recent filings with the Securities and Exchange Commission.

This release is available on the RSL COM website at www.rslcom.com.

                             Financial Tables Follow

                            RSL Communications, Ltd.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                    Unaudited

                                                    Three Months Ended                         Nine Months Ended
                                                      September 30,                              September 30,
                                      -------------------------------------------  ----------------------------------------------
                                          1999           1998            % Change      1999           1998            % Change
                                          ----           ----            --------      ----           ----            --------
Revenues                              $   368,831    $   265,916             39%   $ 1,076,812    $   564,118             91%
Operating costs and expenses:
Cost of services                         (256,131)      (210,316)            22%      (765,009)      (462,181)            66%
Selling, general and administrative
expenses                                 (112,573)       (67,677)            66%      (323,470)      (147,494)           119%
Non-cash compensation expense              (2,676)            --             --         (5,602)            --             --
Special charge                            (30,143)            --             --        (30,143)            --             --
Depreciation and amortization             (46,032)       (22,158)           108%      (126,115)       (43,282)           191%
                                      -----------    -----------                   -----------    -----------

Operating costs and expenses             (447,555)      (300,151)            49%    (1,250,339)      (652,957)            91%
                                      -----------    -----------                   -----------    -----------

Loss from operations                      (78,724)       (34,235)           130%      (173,527)       (88,839)            95%
Interest income                             5,408          2,405            125%        16,502         13,239             25%
Interest expense                          (35,546)       (18,316)            94%       (95,820)       (51,646)            86%
Other Income - net                            326            241             35%           506            445             14%
Foreign exchange transaction gain
(loss)                                     (3,468)        (8,913)           -61%        10,560        (10,621)           N/A
Minority interest                          (4,791)         1,594            N/A         (3,969)         4,322            N/A
Loss in equity interest of
unconsolidated subsidiaries                (1,184)        (1,625)           -27%        (1,560)        (1,625)            -4%
Income taxes                                 (918)           (92)           898%        (1,408)          (726)            94%
                                      -----------    -----------                   -----------    -----------

Loss before extraordinary item           (118,897)       (58,941)           102%      (248,716)      (135,451)            84%
Extrordinary item                              --             --                            --        (20,800)           N/A
                                      -----------    -----------                   -----------    -----------

Net loss                              $  (118,897)   $   (58,941)           102%   $  (248,716)   $  (156,251)            59%
                                      ===========    ===========                   ===========    ===========
Loss per share of common stock
before extraordinary
item                                  $     (2.17)   $     (1.34)            63%   $     (4.63)   $     (3.17)            46%

Extraordinary item per share of
common stock                          $        --    $        --                   $        --    $     (0.49)           N/A

Net loss per share of common stock    $     (2.17)   $     (1.34)            63%   $     (4.63)   $     (3.66)            27%

Weighted average number of shares
of common stock outstanding                54,702         44,124             24%        53,676         42,740             26%

EBITDA (1)                            $     2,084    $   (12,077)           N/A    $    (9,710)   $   (45,557)          -79%

Other Operating Data:

                                              Three Months Ended                     Nine Months Ended
                                                 September 30,                         September 30,
                                   ---------------------------------------  --------------------------------------
                                       1999         1998          % Change     1999          1998         % Change
                                       ----         ----          --------     ----          ----         --------
Revenue: (in thousands)
North American                     $  132,799   $  145,851            -9%   $  426,428   $  304,809           40%
European
- fixed wire                          109,339       49,337           122%      301,250      133,288          126%
- mobile                               77,619       35,384           119%      216,121       35,384          511%
Asia and Other
- fixed wire                           26,102       19,636            33%       73,459       53,108           38%
- mobile                               21,762       15,829            37%       57,338       36,665           56%
deltathree.com (3)                      1,210         (121)          N/A         2,217          864          157%

Billable Minutes: (in thousands)
North American                        778,603      743,132             5%    2,371,999    1,503,890           58%
European
- fixed wire                          568,199      209,447           171%    1,395,184      515,271          171%
- mobile                              111,247          N/A           N/A       326,704          N/A          N/A
Asia and Other
- fixed wire                           81,880       62,363            31%      203,463      152,852           33%
- mobile                               30,082       20,593            46%       85,786       54,976           56%
deltathree.com                          5,602        1,040           439%       13,952        3,071          354%

Consolidated revenue per minute (4)

                                   $     0.17   $     0.20           -15%   $     0.18   $     0.22          -18%

Customers as of September 30, 1999                 Carrier      Business   Residential       Mobile        Total
                                                   -------      --------   -----------       ------        -----
North American                                         117        94,461        42,597           --      137,175

European                                               101        77,322        50,078      410,486      537,987

Asia and Other                                           1        17,928        99,412      101,292      218,633

Balance Sheet Data (in thousands):

                                           Sept 30,      Dec 31,
                                             1999          1998         % Change
                                             ----          ----         --------
Cash and marketable securities -
available for sale                       $  295,935    $  479,371         -38%

Working capital                             171,183       255,150         -33%

Total assets                              1,802,482     1,714,593           5%

Debt                                      1,218,604     1,024,830          19%

(1) EBITDA, as used herein, consists of loss from operations before depreciation and amortization. For the third quarter 1999, normalized EBITDA excludes $2.0 million charge for inventory write-off recorded in cost of services in connection with the one-time special charge, the special charge of $30.1 million to reorganize and streamline operations and $2.7 million of non-cash compensation expense. The year-to-date 1999 normalized EBITDA excludes non-cash compensation expense of $5.6 million and $32.1 million of special charges. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated.
(2) Gross margin percentage is defined as revenues less cost of services divided by revenues.
(3) Excludes services provided to other RSL COM operating companies of $991,000 for the third quarter 1999 and $4,077,000 for year-to-date 1999. The third quarter 1998 amount includes a year-to-date adjustment to eliminate intercompany revenue.
(4) Consolidated revenue per minute consists of consolidated revenues less: revenues derived from equipment sales, revenues generated from directory assistance and European mobile and data services, divided by total billable minutes excluding minutes generated from the Company's European mobile and data services.

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